PROXY - COMMON STOCK AND PREFERRED STOCK

LEVEL 8 SYSTEMS, INC.
1433 State Highway 34, Building C, Farmingdale, NJ 07727

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF LEVEL 8 SYSTEMS, INC.

The undersigned hereby appoints JOHN P. BRODERICK and ANTHONY C. PIZI as Proxies, or either of them, with full power of substitution, and hereby authorizes them to vote, as designated below, all shares (unless a lesser number is specified on the other side) of common stock, par value $.001 per share of Level 8 Systems, Inc. (the “Company”) and all shares of preferred stock, par value $0.001 per share, on an as-converted basis of the Company (unless a lesser number is specified on the other side) that the undersigned would be entitled to vote at the special meeting of stockholders of the Company to be held on [ ,] 2006 or any adjournments or postponements thereof, on any matters that may properly come before the meeting, including all matters described in the Company’s Notice of Special Meeting of Stockholders and Proxy Statement dated [ ], 2006 subject to any directions noted on the reverse side of this card. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxyholders will vote for election of a substitute nominee proposed by management.

The shares represented by this proxy will be voted as directed by the undersigned stockholder. If no direction is given, such shares will be voted “FOR” each of Proposals 1 and 3 and “FOR” the nominees listed in Proposal 2 and in the discretion of the proxy holder(s) with respect to other matters properly brought before the meeting, including any adjournments thereof.

(Continued and to be SIGNED AND DATED on the next page)

No. 1
Proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated December 30, 2004, as amended, between the Company. and Cicero Inc., pursuant to which the Company will be merged with and into Cicero, Inc. with Cicero, Inc. as the surviving corporation. A vote to approve the Amended and Restated Agreement and Plan of Merger by the holders of Series A-3, B-3, C and D preferred stock, with the holders of each series of preferred stock voting as a single class, will be deemed to be a vote “for” an amendment to the certificate of incorporation to amend the conversion rate for that series of preferred stock as set forth in the Proxy Statement. A vote to approve the merger agreement by the holders of the Level 8 Series D preferred stock will also be deemed to be a waiver of the right of each holder, under the Level 8 Series D preferred stock Certificate of Designations, to require that the Company redeem any or all of the Level 8 Series D preferred stock outstanding in the event of the recapitalization merger.

☐ FOR	☐ WITHHELD

No. 2	Proposal to elect the following directors to our board of directors, to serve until the 2006 annual meeting of our stockholders or until their respective successors are duly elected and qualified.

Mark Landis
Anthony C. Pizi
Bruce W. Hasenyager
Jay R. Kingley
Charles B. Porciello
Frederic Mack
Bruce Miller
John P. Broderick

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ ABSTAIN

(INSTRUCTION:To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

No. 3	Proposal to ratify the appointment of Margolis & Company P.C. as the Company’s independent accountants for the fiscal year ending December 31, 2005.

☐ FOR	☐ WITHHELD	☐ ABSTAIN

The Board of Directors recommends a vote FOR each of Proposals 1 through 4.

Please mark and date the proxy and sign your name as it appears hereon. If executed by a corporation, a duly authorized officer must sign by name and title. Executors, administrators and trustees must so indicate when signing. If shares are held jointly, EACH holder must sign.

Dated	, 2006

Signatures(s) of Stockholder(s)